Exhibit 10.56

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is entered into on this 26th day of November, 2008 (“Closing Date”) by and between New Horizons Computer Learning Centers, Inc., a California corporation (“Buyer”) on the one hand, and Technology Training & Services Corporation, a California corporation (“Seller), Phyllis Scott, an individual, and Clay Scott, an individual (collectively “Shareholders”) on the other hand.  Buyer, Shareholders and Seller are hereinafter sometimes individually referred to as a “Party” or collectively as the “Parties”.

WHEREAS, Seller wishes to sell to Buyer substantially all of Seller’s assets related to its business of providing Online IT training and consulting services for government and industry worldwide (the “Business”), which shall consist of the assets set forth on Exhibit “A” (the “Assets”); and

WHEREAS, Buyer desires to acquire the Assets from Seller; and

WHEREAS, concurrent with the transaction described in this Agreement, Buyer desires to procure a perpetual  license from Terillian, an Oklahoma C Corporation an affiliate of Seller (“Terillian”), and a license to use certain technology known as “Lab on Demand” (“LOD License”), the terms of which shall be established as a condition precedent to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Parties agree as follows:

1.                                      Purchase of Assets; Excluded Assets; Closing Date:

(a)                                  Pursuant to the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, grant, transfer, convey, assign and deliver the Assets to Buyer as of the close of business on Friday, November 30, 2008 (the “Acquisition Date”), which may be extended as forth in Section 4(i) below and subject to fulfillment of each of the conditions set forth in Section 4 below.  The Assets shall include, without limitation, all currently developed virtual labs and associated intellectual property to continue the development thereof, all computer hardware and software associated with the Business, and all other assets which are more particularly set forth on Exhibit “A”.

(b)                                 The Parties acknowledge and agree that, other than as otherwise expressly stated in this Agreement, no other assets, personal or real property of Seller is included in this transaction.

2.                                      Consideration:  In consideration for the transfer of the Assets, Buyer shall remit to Seller the following:

(a)                                  $581,000 on the Closing Date in the form of a $550,000 wire transfer to a bank account designated by Seller in writing to Buyer, and the payment of $31,000 for November payroll included in the December 6th payroll paid directly by New Horizons;

(b)                                 $100,000 per month on the 15th day of each month for the five (5) month period commencing December 15, 2008 and ending April 15, 2009;

(c)                                  an earn-out payment, payable annually each year commencing December 31, 2009 and ending December 31, 2013, equal to fifty percent (50%) of the cumulative net income of the Business as determined using U.S. Generally Accepted Accounting Principles (“GAAP”) consistently applied, from the Acquisition Date  through that calendar year end, less all earn-out payments made to Seller previously, (each an “Earn-out Payment” and collectively the “Earn-out Payments”).  For purposes of determining Net Income of the Business, it is stipulated and agreed that all virtual lab development costs will be treated as a current period expense, and income taxes shall be deducted at a 30% rate.  Moreover, no Earn-out Payment shall be due until Buyer’s external auditors have approved the financial statements of the Business for each such year that an Earn-out Payment is otherwise due.  Buyer shall remit $500,000 to Seller as an advance payment against future Earn-out Payments (the “Advance Earn-out Payment”), which Advance Earn-out Payment shall be payable March 31, 2009.

3.                                      Taxes:  Seller shall be solely responsible for the payment of any and all taxes, excise and other governmental charges or fees, if any, which are payable in connection with the purchase of the Assets.

4.                                      Conditions Precedent to Closing; Covenants; Extension of Closing Date:

(a)                                  On the Closing Date, Seller shall cause any UCC filings to be terminated or otherwise released such that the Assets are unencumbered.

(b)                                 On the Closing Date, Buyer shall have entered into a service agreement with TulsaConnect for data hosting services of Seller’s hosted servers and associated equipment at TulsaConnect’s data center in Tulsa, Oklahoma, on terms and conditions acceptable to Buyer.

(c)                                  On the Closing Date, Buyer shall have procured a perpetual and  semi-exclusive license with Terillian, on terms and conditions acceptable to Buyer, to use certain technology known as “Labs on Demand”.

(d)                                 On the Closing Date, Buyer shall have procured the approval of its Board of Directors.

(e)                                  On the Closing Date, Seller shall execute and deliver to Buyer the Bill of Sale in the form attached hereto as Exhibit “B”.

(f)                                    On the Closing Date, Buyer shall have procured key man life insurance policy with a face value of $1 million and a five (5) year term for each of Clay Scott and Phyllis Scott.

(g)                                 In the event that all of the foregoing conditions are not fully and completely satisfied on or before the Closing Date, then such failure shall extend the Closing Date until such time as any unmet conditions have been satisfied, but in any event not later than December 31, 2008.   Failure to meet the closing conditions by December 31, 2008 will release Buyer of its obligations to perform under this Agreement and Buyer shall thereafter have no liability to Seller whatsoever.

(h)                                 Any debts, liabilities or obligations incurred by or actions, claims or lawsuits asserted against either Buyer or Seller which relate to the operation of the Business on or prior to the Closing Date will be the responsibility of Seller.

5.                                      Representations and Warranties of Seller and Shareholders:  Seller and Shareholders jointly and severally represent, warrant and covenant as follows:

(a)                                  Seller is a California corporation, duly organized, validly existing and in good standing under the laws of the State of California and has all necessary corporate powers to own its assets and to operate its business as now owned and operated by it.  Shareholders own 100% of the issued and outstanding equity of Buyer.

(b)                                 Seller has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement and the execution of this Agreement has been duly authorized by Shareholders.

(c)                                  Seller has good and marketable title to all of the Assets, and, except as otherwise indicated herein, such Assets are free and clear of any restrictions or conditions to sale, conveyance or transfer and are free and clear of all liens, mortgages, pledges, encumbrances, leases, agreements, rental agreements, charges, claims, security interests, taxes, conditions or restrictions of any nature or description whatsoever.   The Assets are in good working condition, ordinary wear and tear excepted.  Except as otherwise expressly provided herein, the Assets are being sold “as is, where is” without any express or implied warranties whatsoever.

(d)                                 There are no claims, actions or lawsuits pending or threatened against Seller relating to the Assets and/or the Business.

(e)                                  Seller shall execute all documents and take all steps reasonably necessary to transfer the Assets to Buyer effective as of the Closing Date.

6.                                      Representations of Buyer and Shareholders:  Buyer represents, warrants and covenants as follows:

(a)                                  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

(b)                                 Subject to Section 4(d) above, Buyer has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement.

7.                                      Indemnification:  Seller and Shareholders shall, jointly and severally, indemnify, hold harmless and defend Buyer, its parent company, affiliates, officers, agents, shareholders and employees from and against any cause of action, claim, loss or liability arising out of or resulting in any way from: (i) the negligent acts or omissions of Seller’s officers, employees, agents or Shareholders; (ii) any breach or inaccuracy of any representation, warranty or covenant of Seller set forth in this Agreement; and (iii) any debts, claims, liabilities or lawsuits which relate to the use or operation of the Business or the Assets on or prior to the Closing Date.  If after ten  (10) days from receipt of written notice the Seller fails to defend the Buyer as required above, Buyer will have the right (but not the obligation) to undertake the defense, compromise or settlement of such action on behalf of, and for the account and at the risk of Seller.

8.                                      Employees:  Buyer agrees to offer employment to all employees of Seller upon substantially the same terms and conditions as are currently in effect for such employees.  Such employees shall be “at will” and shall be subject to the employment policies of Buyer.  Seller and Shareholders shall be liable for any and all employment related liabilities which arise or relate to the period prior to the Closing Date and shall jointly and severally indemnify and defend Buyer against any such claims.

9.                                      Notices:  All notices with respect to this Agreement will be sent by certified mail or facsimile, to the following addresses or facsimile numbers:

If to Buyer:

New Horizons Computer Learning Center, Inc.

Attention:  Office of General Counsel

1900 S. State College Blvd., Suite 120

Anaheim, CA  92806

Tel:  (714) 940-8000

Fax: (714) 938-6007

If to Seller/Shareholders:

Technology Training & Services Corporation

Attention:  Phyllis Scott, President

4910 Campus Drive

Newport Beach, CA  92660

Phone:  949752 6334

Fax 949 752 6363

10.                               Entire Agreement; Assignment:  Except for the License Agreements and related agreements which are being executed concurrently herewith, this Agreement and the exhibits attached hereto represent the entire agreement between the Parties and are binding on each

Party’s respective successors, heirs and assigns.  This Agreement may not be assigned without the written consent of the other party, and may only be amended by a written agreement signed by authorized representatives of both Parties.

12.                               Waiver:  The failure of either party to enforce any right, remedy or condition of this Agreement shall not be deemed a waiver thereof nor shall it void or otherwise affect its right to enforce the same right, remedy or condition at any subsequent time.

13.                               Survival of Representations and Warranties:  The representations and warranties set forth in this Agreement shall survive and continue until the expiration of the applicable statute of limitations.

14.                               Counterparts:  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

15.                               Facsimile Signatures:  For purposes of execution of this Agreement, faxed signature pages shall be deemed the same as original signature pages.

16.                               Governing Law:  This Agreement will be governed by the laws of the State of California.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

NEW HORIZONS COMPUTER LEARNING CENTERS, INC.

By:
Charles J. Mallon
EVP & CFO

TECHNOLOGY TRAINING & SERVICES CORPORATION

By:
Phyllis Scott
President

SHAREHOLDERS:

Clay Scott

Phyllis Scott

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